Exhibit 99.1

CUSHMAN & WAKEFIELD ANNOUNCES AMENDMENT AND MATURITY EXTENSION OF $1.0 BILLION OF ITS SENIOR SECURED TERM LOAN

February 1, 2023

CHICAGO—(BUSINESS WIRE) – Cushman & Wakefield (NYSE: CWK), a leading global real estate services firm, today announced an amendment to its current Credit Agreement that extends the maturity of $1.0 billion of its existing $2.6 billion Senior Secured Term Loan.

The $1.0 billion of the Senior Secured Term Loan is extended from a maturity date of August 21, 2025 to January 31, 2030, and it will bear interest at a rate of Term SOFR plus an applicable spread adjustment plus 3.25% with a 0.50% Term SOFR floor.

The August 21, 2025 maturity date of the remaining $1.6 billion Senior Secured Term Loan remains unchanged.

“The successful maturity extension of $1.0 billion of our existing Senior Secured Term Loan reinforces our commitment to enhancing the flexibility and strength of our balance sheet. Our new maturity profile combined with $1.5 billion of liquidity as of September 30, 2022 puts the company in an excellent position to continue to pursue our long-term strategic priorities,” said Neil Johnston, Chief Financial Officer of Cushman & Wakefield. “We appreciate the strong support from our investors and banking partners, which reflects confidence in the positive secular trends in our business and our dedication to creating value for our stakeholders.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and approximately 60 countries. In 2021, the firm had revenue of $9.4 billion across core services of property, facilities and project management, leasing, capital markets, and valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

Megan McGrath

Investor Relations

+1 312 338 7860

IR@cushwake.com

MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com

Source: Cushman & Wakefield